Exhibit 99.1

FOR IMMEDIATE RELEASE

SMARTFINANCIAL, INC. AND CAPSTONE BANCSHARES, INC. SHAREHOLDERS APPROVE MERGER-RELATED PROPOSALS
KNOXVILLE, Tenn. and TUSCALOOSA, Ala. – September 19, 2017 – SmartFinancial, Inc., parent company of SmartBank (“SmartFinancial”; NASDAQ: SMBK), and Capstone Bancshares, Inc., parent company of Capstone Bank (“Capstone”), jointly announced today that their respective shareholders have approved the definitive merger agreement pursuant to which SmartFinancial will acquire Capstone. At separate shareholder meetings held on September 14th and September 15th, SmartFinancial and Capstone shareholders, respectively, voted to approve the proposals submitted to the shareholders related to the proposed merger of the companies, previously announced in May of this year.

“The merger is moving along on pace, and receiving the necessary shareholder approvals is a major step towards the closing of this transaction,” said SmartFinancial, Inc. President & CEO, Billy Carroll. “Capstone is a great community bank and we admire their leadership and the culture they’ve created. Much like SmartBank, the Tuscaloosa-based bank has a strong history of service to both its clients and local communities, and we look forward to building on that together.”

Pending the receipt of all required regulatory approvals and the satisfaction of the other remaining closing conditions set forth in the merger agreement, the companies expect to close the business combination in the fourth quarter of this year. Upon the completion of the transaction, the combined company is expected to have assets in excess of $1.5 billion with a presence in Tennessee, Georgia, Florida, and Alabama.

“SmartBank’s commitment to a culture of outstanding client service and high expectations thrills us and we expect a very smooth transition for our customers,” said Robert Kuhn, Capstone Bank President & CEO. “Our similar beliefs and core values align well which will greatly contribute to the success of this integration.”

Capstone Bank customers can expect to receive communications about how the transaction will affect them throughout the fourth quarter of 2017 and the first quarter of 2018.

About SmartFinancial, Inc.
SmartFinancial, Inc., with assets of $1.0 billion, is a publicly-traded bank holding company for SmartBank, based in Knoxville, Tennessee. SmartBank is a full-service commercial bank founded in 2007, with 14 branches and two loan production offices spanning East Tennessee and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

About Capstone Bancshares, Inc.

Capstone Bancshares, Inc. is the holding company for Capstone Bank, an Alabama chartered bank headquartered in Tuscaloosa, Alabama. The bank has offices in Tuscaloosa, Washington, Clark and

Baldwin counties. As of June 30, 2017, Capstone Bank had assets of approximately $524 million, deposits of approximately $458 million and loans of approximately $410 million.

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Investor Contacts
Billy Carroll
President & CEO
SmartFinancial, Inc.
Email: Billy.carroll@smartbank.com
Phone: 865.868.0613

Frank Hughes
Executive Vice President
Investor Relations
SmartFinancial, Inc.
Email: Frank.hughes@smartbank.com
Phone: 423.385.3009

Robert Kuhn
President & CEO
Capstone Bank
Email: Robert.kuhn@capstonebankal.com
Phone: 205.469.2302

Media Contact
SmartBank
Kelley Fowler
Senior Vice President
Public Relations/Marketing
SmartFinancial, Inc.
Email: Kelley.fowler@smartbank.com
Phone: 865.868.0611

Forward Looking Statement Disclosure

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the businesses of Capstone and SmartFinancial may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and revenue synergies from the merger may not be fully realized within the expected timeframes or at all; disruption from the merger may make it difficult to maintain relationships with clients or employees; the required governmental approvals for the merger may not be obtained on the proposed terms and schedules or at all; changes in prevailing economic and political conditions, particularly in our market areas, including the areas served by Capstone; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values, and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation, or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services and other factors that may be described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation,

SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.